FILED PURSUANT TO RULE 433 UNDER THE SECURITIES ACT OF 1933

ISSUER FREE WRITING PROSPECTUS DATED NOVEMBER 23, 2020

REGISTRATION STATEMENT NO. 333-238982

Ballard Announces US$250 Million Bought Deal Offering of Common Shares

For Immediate Release - November 23, 2020

VANCOUVER, CANADA – Ballard Power Systems (“Ballard” or “the Company”) (NASDAQ: BLDP; TSX: BLDP) today announced that it has entered into an agreement with a syndicate of underwriters led by National Bank Financial Inc. and Raymond James Ltd. (the "Lead Underwriters" and together with the syndicate of underwriters, the "Underwriters"), pursuant to which the Underwriters have agreed to purchase, on a bought deal basis, 12,988,000 common shares of the Company (the "Common Shares") at a price of US$19.25 per Common Share (the "Offering Price") for gross proceeds of US$250,019,000 (the "Offering"). The Underwriters have also been granted an option (the "Over-Allotment Option"), exercisable in whole or in part and from time to time, at any time until 30 days after the closing date of the Offering, to purchase from the Company up to an additional 1,948,200 Common Shares at the Offering Price for additional gross proceeds of up to US$37,502,850 to the Company. If the Over-Allotment Option is exercised by the Underwriters in full, aggregate gross proceeds of the Offering will be US$287,521,850.

The Company filed a preliminary prospectus supplement on November 23, 2020 (the “Preliminary Supplement”) to its short form base shelf prospectus dated June 12, 2020 (the “Base Shelf Prospectus”). The Company intends to file a final prospectus supplement (the “Final Supplement” and, together with the Preliminary Supplement, the “Supplements”) to the Base Shelf Prospectus on or about November 24, 2020. The Preliminary Supplement has been, and the Final Supplement will be, filed with the securities regulatory authorities in each of the provinces and territories of Canada. The Preliminary Supplement has been, and the Final Supplement will be, filed with the U.S. Securities and Exchange Commission (“SEC”) in accordance with the Multijurisdictional Disclosure System established between Canada and the United States. The Supplements will be available on the SEDAR website maintained by the Canadian Securities Administrators at www.sedar.com and on the SEC's website at www.sec.gov.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus, as supplemented, in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, as supplemented, if you request it by contacting National Bank Financial Inc.: Equity Capital Markets, 130 King Street West, 4th Floor Podium, email: ecm-origination@nbc.ca; or Raymond James Ltd.: 5300 – 40 King Street West, Scotia Plaza, P.O. Box 415, Toronto, Ontario, M5H 3Y2, email: ecm-syndication@raymondjames.ca.

The Company intends to use net proceeds of the Offering to further strengthen the balance sheet, thereby providing additional flexibility to fund its growth strategy, including through activities such as product innovation, investments in production capacity expansion and localization, future acquisitions and strategic partnerships and investments.

FILED PURSUANT TO RULE 433 UNDER THE SECURITIES ACT OF 1933

ISSUER FREE WRITING PROSPECTUS DATED NOVEMBER 23, 2020

REGISTRATION STATEMENT NO. 333-238982

Ballard Announces US$250 Million Bought Deal Offering of Common Shares

The Offering is expected to close on or about November 27, 2020 and is subject to certain conditions including, but not limited to, the receipt of all necessary approvals, including the approval of the Toronto Stock Exchange.

About Ballard Power Systems

Ballard Power Systems’ (NASDAQ: BLDP; TSX: BLDP) vision is to deliver fuel cell power for a sustainable planet. Ballard zero-emission PEM fuel cells are enabling electrification of mobility, including buses, commercial trucks, trains, marine vessels, passenger cars and forklift trucks. To learn more about Ballard, please visit www.ballard.com.

Important Cautions Regarding Forward-Looking Statements

This release contains forward-looking statements concerning the amount and use of proceeds of the Offering, the receipt of all necessary approvals and the closing of the Offering. These forward-looking statements reflect Ballard’s current expectations as contemplated under section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any such forward-looking statements are based on the opinions and estimates of management as of the date hereof, including Ballard’s assumptions relating to its financial forecasts and expectations regarding its product development efforts, manufacturing capacity, and market demand. These statements involve risks and uncertainties that may cause Ballard’s actual results to be materially different, including general economic and regulatory changes, detrimental reliance on third parties, successfully achieving our business plans and achieving and sustaining profitability. For a detailed discussion of these and other risk factors that could affect Ballard’s future performance, please refer to Ballard’s most recent Annual Information Form. Readers should not place undue reliance on Ballard’s forward-looking statements and Ballard assumes no obligation to update or release any revisions to these forward-looking statements, other than as required under applicable legislation.

Further Information

Guy McAree +1.604.412.7919, investors@ballard.com or media@ballard.com